Filed Pursuant to Rule 424(b)(3)
Registration No. 333-156633

KBS STRATEGIC OPPORTUNITY REIT, INC.
SUPPLEMENT NO. 18 DATED FEBRUARY 22, 2012
TO THE PROSPECTUS DATED APRIL 27, 2011

This document supplements, and should be read in conjunction with, the prospectus of KBS Strategic Opportunity REIT, Inc. dated April 27, 2011, as supplemented by supplement no. 1 dated April 27, 2011, supplement no. 14 dated January 12, 2012, supplement no. 15 dated January 23, 2012, supplement no. 16 dated February 2, 2012 and supplement no. 17 dated February 14, 2012. As used herein, the terms “we,” “our” and “us” refer to KBS Strategic Opportunity REIT, Inc. and, as required by context, KBS Strategic Opportunity Limited Partnership, which we refer to as our “Operating Partnership,” and to their subsidiaries. Capitalized terms used in this supplement have the same meanings as set forth in the prospectus. The purpose of this supplement is to disclose the extension of the maturity date of our commercial mortgage-backed securities (“CMBS”) repurchase transactions.
Extension of Maturity of CMBS Repurchase Transactions
On December 12, 2011, we through an indirect wholly owned subsidiary (the “KBS Seller”), entered into separate master repurchase agreements (collectively and as amended on December 21, 2011, the “Repurchase Agreements”) with Wells Fargo Bank, N.A. and Wells Fargo Securities, LLC (individually and collectively, the “Wells Buyer”). Pursuant to the Repurchase Agreements, during January 2012, we entered into four separate repurchase transactions with the Wells Buyer relating to certain CMBS investments (collectively, the “CMBS Investments”). On February 17, 2012, all of our repurchase transactions relating to the CMBS Investments matured and we effectively extended the maturity dates of these repurchase transactions to March 16, 2012 under substantially the same terms.
Below is a summary of the repurchase transactions with extended maturity dates relating to the CMBS Investments, as of February 17, 2012:

Date of Sale to Wells Buyer	Type of Security	Purchase Price Paid by Wells Buyer	CMBS Investment Leverage Ratio(1)	Interest Rate	Margin Call Threshold(2)	Required Repurchase Date
February 17, 2012	CMBS	$8.8 million	65%	LIBOR + 1.25%	2.8%	March 16, 2012
February 17, 2012	CMBS	$6.1 million	65%	LIBOR + 1.25%	4.1%	March 16, 2012
February 17, 2012	CMBS	$2.7 million	65%	LIBOR + 1.25%	9.1%	March 16, 2012
February 17, 2012	CMBS	$11.4 million	65%	LIBOR + 1.25%	2.2%	March 16, 2012
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(1) Each CMBS Investment sold to the Wells Buyer is subject to a margin amount of $250,000 (the “Margin Amount”).  If at any time, the aggregate market value of the CMBS Investment purchased from the KBS Seller is less than the purchase price by an amount equal to or greater than the Margin Amount, the Wells Buyer may by notice to the KBS Seller require the KBS Seller to transfer to the Wells Buyer cash or additional securities.
(2) The percentage amount by which the value of the CMBS Investments subject to the repurchase transaction must exceed the purchase price paid by the Wells Buyer so that the Wells Buyer will not have the right to make a margin call.

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